Exhibit 99.1

MYR Group Inc. Announces Fourth-Quarter and Full Year 2024 Results
Board Approves New $75 Million Share Repurchase Program
Thornton, Colo., February 26, 2025 – MYR Group Inc. (“MYR” or the "Company") (NASDAQ: MYRG), a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets in the United States and Canada, announced today its fourth-quarter and full year 2024 financial results, and a new share repurchase program (“Repurchase Program”).
Fourth Quarter 2024 Highlights
•Quarterly revenues of $829.8 million
•Quarterly net income of $16.0 million, or $0.99 per diluted share
•Quarterly EBITDA of $45.5 million
Full Year 2024 Highlights
•Full-year revenues of $3.36 billion
•Full-year net income of $30.3 million, or $1.83 per diluted share
•Full-year EBITDA of $117.8 million
•Backlog of $2.58 billion
Management Comments
Rick Swartz, MYR’s President and CEO, said, “We finished 2024 with our fourth quarter performance showing overall improvement compared to the third quarter. A steady backlog of $2.58 billion reflects a healthy bidding environment and the continued investment in infrastructure to meet growing electrification demands across the U.S. and Canada.” Mr. Swartz continued, “Overall, we see robust project opportunities with key market drivers such as system hardening, grid modernization, technology advancements, transit infrastructure improvements, and decarbonization providing long-term growth opportunities across our business. We are eager to continue to serve as a resourceful and committed partner for our customers, demonstrating strong project execution, and generating positive returns for our shareholders in 2025.”
Fourth Quarter Results
MYR reported fourth-quarter 2024 revenues of $829.8 million, a decrease of $174.4 million, or 17.4 percent, compared to the fourth quarter of 2023. Specifically, our T&D segment reported quarterly revenues of $450.0 million, a decrease of $141.5 million, or 23.9 percent, from the fourth quarter of 2023, due to a decrease of $136.1 million in revenue on transmission projects, primarily related to certain clean energy projects that have reached mechanical completion, as well as a decrease of $5.4 million in revenue on distribution projects. Our C&I segment reported quarterly revenues of $379.8 million, a decrease of $32.9 million, or 8.0 percent, from the fourth quarter of 2023, primarily due to a decrease in revenue on fixed priced contracts offset by an increase in revenue on T&E contracts.
Consolidated gross profit decreased to $85.9 million for the fourth quarter of 2024, compared to $97.5 million for the fourth quarter of 2023. The decrease in gross profit was primarily due to lower revenues from certain clean energy projects in our T&D segment that have reached mechanical completion, partially offset by higher margins on other projects. Gross margin increased to 10.4 percent for the fourth quarter of 2024 from 9.7 percent for the fourth quarter of 2023. The increase in gross margin was primarily due to the continued benefit of higher margins on certain completed projects and certain projects nearing completion. These benefits largely related to better-than-anticipated productivity and previous favorable change orders. Gross margin was also positively impacted by better-than-anticipated productivity experienced during the fourth quarter. These margin increases were partially offset by a decrease in gross margin related to clean energy projects in T&D, the unfavorable impact of a C&I project that has reached substantial completion and labor and project inefficiencies. Changes in estimates of gross profit on certain projects resulted in gross margin decreases of 2.9 percent and 2.2 percent for the fourth quarter of 2024 and 2023, respectively.

T&D operating income margin was 6.7 percent for the fourth quarter of 2024, compared to operating income of 7.2 percent for the fourth quarter of 2023. The decrease was primarily related to losses on certain clean energy projects that have reached mechanical completion, due to higher labor and contract related costs as well as labor and project inefficiencies. Combined, the gross profit changes related to certain clean energy projects negatively impacted operating income as a percentage of revenues by 3.0 percent in the fourth quarter of 2024.
C&I operating income margin was 3.9 percent for the fourth quarter of 2024, compared to 2.1 percent for the fourth quarter of 2023. The increase was primarily due to the continued benefit of higher margins on certain completed projects and certain projects nearing completion. These benefits largely related to better-than-anticipated productivity and previous favorable change orders. Operating income margin was also positively impacted by significant estimated gross profit changes related to better-than-anticipated productivity experienced during the fourth quarter. These increases were partially offset by a single project, which had a negative impact of 2.2 percent on C&I operating income margin during the fourth quarter. This project reached substantial completion during the fourth quarter of 2024. The loss on this project was primarily due to scope additions, increased labor costs related to schedule compression, and lower productivity due to access and workflow issues. Additionally, C&I operating income margin was positively impacted by a decrease in contingent compensation expense related to a prior acquisition.
Selling, general and administrative expenses (“SG&A”) decreased to $56.7 million for the fourth quarter of 2024, compared to $60.0 million for the fourth quarter of 2023. The period-over-period decrease was primarily due to a decrease in employee incentive compensation costs and a decrease of $3.1 million of contingent compensation expense related to a prior acquisition, partially offset by an increase in employee-related expenses to support future growth in our operations.
Interest expense increased to $2.2 million for the fourth quarter of 2024, compared to $1.9 million for the fourth quarter of 2023. The period-over-period increase was primarily attributable to higher outstanding debt partially offset by lower interest rates during the fourth quarter of 2024 as compared to the fourth quarter of 2023.
Other expense increased to $1.1 million for the fourth quarter of 2024, compared to an insignificant amount for the fourth quarter of 2023. The change was largely due to foreign currency losses from changes in exchange rates on intercompany receivables.
Income tax expense was $11.1 million for the fourth quarter of 2024, with an effective tax rate of 40.9 percent, compared to income tax expense of $11.5 million for the fourth quarter of 2023, which represented an effective tax rate of 32.3 percent. The increase in the effective tax rate for the fourth quarter of 2024 compared to the fourth quarter of 2023 was primarily due to higher other permanent difference items and the unrecognized benefit of deferred tax assets.
For the fourth quarter of 2024, net income was $16.0 million, or $0.99 per diluted share, compared to $24.0 million, or $1.43 per diluted share, for the same period of 2023. Fourth-quarter 2024 EBITDA, a non-GAAP financial measure, was $45.5 million, compared to $52.8 million in the fourth quarter of 2023.
Full Year Results
MYR reported revenues of $3.36 billion for the full year of 2024, a decrease of $281.6 million, or 7.7 percent, compared to $3.64 billion for the full year of 2023. Specifically, the T&D segment reported revenues of $1.88 billion, a decrease of $208.7 million, or 10.0 percent, from the full year of 2023, related to a decrease of $241.1 million in revenue on transmission projects, primarily related to certain clean energy projects that have reached mechanical completion, partially offset by an increase of $32.4 million in revenue on distribution projects. The C&I segment reported revenues of $1.48 billion, a decrease of $72.9 million, or 4.7 percent, from the full year of 2023, primarily due to the delayed start of certain projects in 2024.

Consolidated gross profit was $290.3 million for the full year of 2024, compared to $364.4 million for the full year of 2023. The decrease in gross profit was due to lower margins and lower revenues. Gross margin decreased to 8.6 percent for the full year of 2024 from 10.0 percent for the full year of 2023. The decrease in gross margin was primarily due to clean energy projects in T&D that have reached mechanical completion, the unfavorable impact of a C&I project that has reached substantial completion, labor and project inefficiencies, an increase in costs associated with schedule compression on certain projects, an unfavorable change order and an unfavorable job closeout. These margin decreases were partially offset by better-than-anticipated productivity, favorable change orders and favorable job closeouts. Changes in estimates of gross profit on certain projects resulted in a gross margin decreases of 4.4 percent and 1.7 percent for the full year of 2024 and 2023, respectively.

T&D operating income margin was 3.7 percent for the full year of 2024, compared to 7.2 percent for the full year of 2023. The decrease was primarily related to losses on certain clean energy projects that have reached mechanical completion. Losses on these projects were primarily related to contractual disputes, labor and project inefficiencies, higher labor and contract related costs and unfavorable weather conditions. Combined, the gross profit changes related to certain clean energy projects negatively impacted operating income margin by 5.5 percent. Operating income margin was also negatively impacted by an unfavorable job closeout and labor and project inefficiencies. These decreases were partially offset by better-than-anticipated productivity.

C&I operating income margin was 3.2 percent for the full year of 2024, compared to 3.0 percent for the full year of 2023. The increase was primarily due to better-than-anticipated productivity, favorable change orders, favorable joint venture results and favorable job closeouts. These increases were partially offset by a single project, that has reached substantial completion, which had a negative impact of 2.3 percent on C&I operating income margin during the full year 2024. The loss on this project was primarily due to scope additions, increased labor costs related to schedule compression, and lower productivity due to access and workflow issues. C&I operating income margin was also negatively impacted by an increase in costs associated with labor and project inefficiencies, schedule compression on certain projects and an unfavorable change order.

SG&A increased to $238.2 million for the full year of 2024, compared to $234.6 million for the full year of 2023. The year-over-year increase was primarily due to an increase in employee-related expenses to support future growth in our operations and an increase in contingent compensation expense related to a prior acquisition, partially offset by a decrease in employee incentive compensation costs.
Interest expense increased to $6.5 million for the full year of 2024, compared to $4.9 million for the full year of 2023. The year-over-year increase was primarily attributable to higher average debt balances partially offset by lower interest rates during the full year of 2024 as compared to the full year of 2023.
Other expense increased to $1.5 million for the full year of 2024, compared to an insignificant amount for the full year of 2023. The change was largely due to foreign currency losses from changes in exchange rates on intercompany receivables.

Income tax expense was $16.2 million for the full year of 2024, with an effective tax rate of 34.9 percent, compared to income tax expense of $34.0 million for the full year of 2023, with an effective tax rate of 27.2 percent. The increase in the tax rate for the year ended December 31, 2024 was primarily due to higher other permanent difference items and the unrecognized benefit of deferred tax assets, offset by lower stock compensation excess tax benefits. The increase in permanent difference items primarily related to deductibility limits of contingent compensation, associated with a prior acquisition.

For the full year of 2024, net income was $30.3 million, or $1.83 per diluted share, compared to $91.0 million, or $5.40 per diluted share, for the same period of 2023. Full-year 2024 EBITDA, a non-GAAP financial measure, was $117.8 million, compared to $188.2 million for the full year of 2023.
Backlog
As of December 31, 2024, MYR's backlog was $2.58 billion, compared to $2.60 billion as of September 30, 2024. As of December 31, 2024, T&D backlog was $818.2 million and C&I backlog was $1.76 billion. Total backlog at December 31, 2024 increased $64.0 million, or 2.5 percent, from the $2.51 billion reported at December 31, 2023.
Balance Sheet
As of December 31, 2024, MYR had $354.8 million of borrowing availability under our $490 million revolving credit facility.
Share Repurchase Program
In addition, the Company announced today that its Board of Directors approved the Repurchase Program, which authorizes the Company to repurchase, in the aggregate, up to $75.0 million of its outstanding shares of common stock from time to time at management’s discretion on the open market or in privately negotiated transactions, including through Rule 10b5-1 trading plans, structured transactions or other means in accordance with applicable securities laws. The amount and timing of repurchases are subject to a variety of factors, including market and business conditions, as well as applicable contractual and legal requirements. The Repurchase Program will expire on September 5, 2025, or when the authorized funds are exhausted, whichever is earlier. The Company is not obligated to acquire any specific amount of common stock, and the Company’s Board of Directors may modify or terminate the Repurchase Program at any time. The Company intends to fund the Repurchase Program with cash on hand and through borrowings under its credit facility.
Non-GAAP Financial Measures
To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.
Conference Call
MYR will host a conference call to discuss its fourth-quarter and full year 2024 results on Thursday, February 27, 2025 at 8:00 a.m. Mountain time. To participate via telephone and join the call live, please register in advance here: https://register.vevent.com/register/BI410efeeca95744ebb2aec20da4fe3d81. Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique passcode. Participants may access the audio-only webcast of the conference call from the Investors page of MYR Group’s website at myrgroup.com. A replay of the webcast will be available for seven days.
About MYR
MYR Group is a holding company of leading, specialty electrical contractors providing services throughout the United States and Canada through two business segments: Transmission & Distribution (T&D) and Commercial & Industrial (C&I). MYR Group subsidiaries have the experience and expertise to complete electrical installations of any type and size. Through their T&D segment they provide services on electric transmission, distribution networks, substation facilities, clean energy projects and electric vehicle charging infrastructure. Their comprehensive T&D services include design, engineering, procurement, construction, upgrade, maintenance and repair services. T&D customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. Through their C&I segment, they provide a broad range of services which include the design, installation, maintenance and repair of commercial and industrial wiring generally for airports, hospitals, data centers, hotels, stadiums, commercial and industrial facilities, clean energy projects, manufacturing plants, processing facilities, water/waste-water treatment facilities, mining facilities, intelligent transportation systems, roadway lighting, signalization and electric vehicle charging infrastructure. C&I customers include general contractors, commercial and industrial facility owners, government agencies and developers. For more information, visit myrgroup.com.
Forward-Looking Statements
Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “encouraged,” “estimate,” “expect,” “intend,” “likely,” “may,” “objective,” “outlook,” “plan,” “possible,” “potential,” “project,” “remain confident,” “should,” “unlikely,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
MYR Group Inc. Contact:
Kelly M. Huntington, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com
Investor Contact:
David Gutierrez, Dresner Corporate Services, 312-780-7204, dgutierrez@dresnerco.com
Financial tables follow…

MYR GROUP INC.
Consolidated Balance Sheets
As of December 31, 2024 and 2023

(in thousands, except share and per share data)	December 31, 2024	December 31, 2023

ASSETS
Current assets
Cash and cash equivalents	$3,464	$24,899
Accounts receivable, net of allowances of $1,129 and $1,987, respectively	653,069	521,893
Contract assets, net of allowances of $422 and $610, respectively	301,942	420,616
Current portion of receivable for insurance claims in excess of deductibles	9,081	8,267
Refundable income taxes	4,638	4,034
Prepaid expenses and other current assets	42,468	46,535
Total current assets	1,014,662	1,026,244
Property and equipment, net of accumulated depreciation of $387,223 and $380,465, respectively	278,226	268,978
Operating lease right-of-use assets	42,648	35,012
Goodwill	112,983	116,953
Intangible assets, net of accumulated amortization of $34,573 and $30,534, respectively	75,691	83,516
Receivable for insurance claims in excess of deductibles	34,553	33,739
Deferred income taxes	5,734	—
Investment in joint venture	3,730	8,707
Other assets	5,832	5,597
Total assets	$1,574,059	$1,578,746

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$4,363	$7,053
Current portion of operating lease obligations	12,141	9,237
Current portion of finance lease obligations	1,046	2,039
Accounts payable	295,476	359,363
Contract liabilities	321,958	240,411
Current portion of accrued self-insurance	25,883	28,269
Accrued income taxes	196	237
Other current liabilities	87,837	100,593
Total current liabilities	748,900	747,202
Deferred income tax liabilities	52,498	48,230
Long-term debt	70,018	29,188
Accrued self-insurance	53,600	51,796
Operating lease obligations, net of current maturities	30,496	25,775
Finance lease obligations, net of current maturities	1,930	314
Other liabilities	16,257	25,039
Total liabilities	973,699	927,544
Commitments and contingencies
Shareholders’ equity
Preferred stock – $0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2024 and December 31, 2023	—	—
Common stock – $0.01 par value per share; 100,000,000 authorized shares; 16,121,901 and 16,684,492 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	161	167
Additional paid-in capital	159,133	162,386
Accumulated other comprehensive loss	(12,651)	(3,880)
Retained earnings	453,717	492,529
Total shareholders’ equity	600,360	651,202
Total liabilities and shareholders’ equity	$1,574,059	$1,578,746

MYR GROUP INC.
Consolidated Statements of Operations
Three Months and Twelve Months Ended December 31, 2024 and 2023

	Three months ended December 31,		For the year ended December 31,
(in thousands, except per share data)	2024	2023	2024	2023

Contract revenues	$829,795	$1,004,197	$3,362,290	$3,643,905
Contract costs	743,850	906,702	3,071,971	3,279,508
Gross profit	85,945	97,495	290,319	364,397
Selling, general and administrative expenses	56,694	59,993	238,222	234,611
Amortization of intangible assets	1,203	1,221	4,869	4,907
Gain on sale of property and equipment	(2,109)	(921)	(6,854)	(4,214)
Income from operations	30,157	37,202	54,082	129,093
Other income (expense):
Interest income	119	148	415	888
Interest expense	(2,214)	(1,880)	(6,525)	(4,939)
Other income (expense), net	(1,058)	23	(1,479)	(38)
Income before provision for income taxes	27,004	35,493	46,493	125,004
Income tax expense	11,052	11,451	16,230	34,014
Net income	$15,952	$24,042	$30,263	$90,990
Income per common share:
– Basic	$0.99	$1.44	$1.84	$5.45
– Diluted	$0.99	$1.43	$1.83	$5.40
Weighted average number of common shares and potential common shares outstanding:
– Basic	16,125	16,695	16,467	16,682
– Diluted	16,185	16,838	16,526	16,837

MYR GROUP INC.
Consolidated Statements of Cash Flows
Twelve Months Ended December 31, 2024 and 2023

	For the year ended December 31,
(in thousands)	2024	2023

Cash flows from operating activities:
Net income	$30,263	$90,990
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization of property and equipment	60,320	54,231
Amortization of intangible assets	4,869	4,907
Stock-based compensation expense	8,532	8,376
Deferred income taxes	(400)	2,056
Gain on sale of property and equipment	(6,854)	(4,214)
Other non-cash items	1,459	96
Changes in operating assets and liabilities:
Accounts receivable, net	(134,476)	(48,527)
Contract assets, net	114,776	(119,246)
Receivable for insurance claims in excess of deductibles	(1,628)	1,529
Prepaid expenses and other assets	10,270	560
Accounts payable	(60,962)	37,250
Contract liabilities	82,557	13,151
Accrued self-insurance	(548)	17
Other liabilities	(21,063)	29,840
Net cash flows provided by operating activities	87,115	71,016
Cash flows from investing activities:
Proceeds from sale of property and equipment	8,726	5,608
Purchases of property and equipment	(75,938)	(84,736)
Net cash flows used in investing activities	(67,212)	(79,128)
Cash flows from financing activities:
Borrowings under revolving lines of credit	822,491	562,901
Repayments under revolving lines of credit	(777,297)	(562,615)
Payment of principal obligations under equipment notes	(7,054)	(4,598)
Payment of principal obligations under finance leases	(1,196)	(1,143)
Proceeds from exercise of stock options	—	20
Debt refinancing costs	(33)	(2,129)
Repurchase of common stock	(75,000)	(2,868)
Payments related to tax withholding for stock-based compensation	(5,866)	(7,936)
Other financing activities	3,998	—
Net cash flows used in financing activities	(39,957)	(18,368)
Effect of exchange rate changes on cash	(1,381)	339
Net decrease in cash and cash equivalents	(21,435)	(26,141)
Cash and cash equivalents:
Beginning of period	24,899	51,040
End of period	$3,464	$24,899

MYR GROUP INC.
Unaudited Consolidated Selected Data,
Unaudited Performance Measure and Reconciliation of Non-GAAP Measure
For the Three and Twelve Months Ended December 31, 2024 and 2023 and
As of December 31, 2024, 2023, 2022 and 2021

	Three months ended December 31,		Twelve months ended December 31,
(dollars in thousands, except share and per share data)	2024	2023	2024	2023
Summary Statement of Operations Data:
Contract revenues	$829,795	$1,004,197	$3,362,290	$3,643,905
Gross profit	$85,945	$97,495	$290,319	$364,397
Income from operations	$30,157	$37,202	$54,082	$129,093
Income before provision for income taxes	$27,004	$35,493	$46,493	$125,004
Income tax expense	$11,052	$11,451	$16,230	$34,014
Net income	$15,952	$24,042	$30,263	$90,990
Effective tax rate	40.9%	32.3%	34.9%	27.2%

Per Share Data:
Income per common share:
–Basic	$0.99	$1.44	$1.84	$5.45
–Diluted	$0.99	$1.43	$1.83	$5.40
Weighted average number of common shares and potential common shares outstanding:
–Basic	16,125	16,695	16,467	16,682
–Diluted	16,185	16,838	16,526	16,837

(in thousands)	December 31, 2024	December 31, 2023	December 31, 2022	December 31, 2021

Summary Balance Sheet Data:
Total assets	$1,574,059	$1,578,746	$1,398,858	$1,121,092
Total shareholders’ equity	$600,360	$651,202	$560,200	$519,102
Goodwill and intangible assets	$188,674	$200,469	$203,404	$115,119
Total funded debt (1)	$74,381	$36,241	$40,553	$4,503

	Three months ended December 31,				Twelve months ended December 31,
(dollars in thousands)	2024		2023		2024		2023
Segment Results:	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Contract revenues:
Transmission & Distribution	$450,021	54.2%	$591,541	58.9%	$1,880,501	55.9%	$2,089,196	57.3%
Commercial & Industrial	379,774	45.8	412,656	41.1	1,481,789	44.1	1,554,709	42.7
Total	$829,795	100.0%	$1,004,197	100.0%	$3,362,290	100.0%	$3,643,905	100.0%
Operating income (loss):
Transmission & Distribution	$30,270	6.7%	$42,886	7.2%	$69,374	3.7%	$149,703	7.2%
Commercial & Industrial	14,701	3.9	8,707	2.1	48,041	3.2	45,889	3.0
Total	44,971	5.4	51,593	5.1	117,415	3.5	195,592	5.3
Corporate	(14,814)	(1.8)	(14,391)	(1.4)	(63,333)	(1.9)	(66,499)	(1.8)
Consolidated	$30,157	3.6%	$37,202	3.7%	$54,082	1.6%	$129,093	3.5%
See notes at the end of this earnings release

MYR GROUP INC.
Unaudited Performance Measures and Reconciliation of Non-GAAP Measures
Three and Twelve Months Ended December 31, 2024 and 2023

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except share, per share data, ratios and percentages)	2024	2023	2024	2023

Financial Performance Measures (2):
EBITDA (3)	$45,491	$52,829	$117,792	$188,193
EBITDA per Diluted Share (4)	$2.81	$3.14	$7.12	$11.17
EBIA, net of taxes (5)	$17,901	$26,041	$37,410	$97,511
Free Cash Flow (6)	$8,815	$21,679	$11,177	$(13,720)
Book Value per Period End Share (7)			$37.10	$38.67
Tangible Book Value (8)			$411,686	$450,733
Tangible Book Value per Period End Share (9)			$25.44	$26.77
Funded Debt to Equity Ratio (10)			0.1	0.1
Asset Turnover (11)			2.13	2.60
Return on Assets (12)			1.9%	6.5%
Return on Equity (13)			4.6%	16.2%
Return on Invested Capital (14)			5.6%	16.1%

Reconciliation of Non-GAAP Measures:
Reconciliation of Net Income to EBITDA:
Net income	$15,952	$24,042	$30,263	$90,990
Interest expense, net	2,095	1,732	6,110	4,051
Income tax expense	11,052	11,451	16,230	34,014
Depreciation and amortization	16,392	15,604	65,189	59,138
EBITDA (3)	$45,491	$52,829	$117,792	$188,193

Reconciliation of Net Income per Diluted Share to EBITDA per Diluted Share:
Net income per share	$0.99	$1.43	$1.83	$5.40
Interest expense, net, per share	0.13	0.10	0.37	0.24
Income tax expense per share	0.68	0.68	0.98	2.02
Depreciation and amortization per share	1.01	0.93	3.94	3.51
EBITDA per Diluted Share (4)	$2.81	$3.14	$7.12	$11.17

Reconciliation of Non-GAAP measure:
Net income	$15,952	$24,042	$30,263	$90,990
Interest expense, net	2,095	1,732	6,110	4,051
Amortization of intangible assets	1,203	1,221	4,869	4,907
Tax impact of interest and amortization of intangible assets	(1,349)	(954)	(3,832)	(2,437)
EBIA, net of taxes (5)	$17,901	$26,041	$37,410	$97,511

Calculation of Free Cash Flow:
Net cash flow from operating activities	$21,119	$42,624	$87,115	$71,016
Less: cash used in purchasing property and equipment	(12,304)	(20,945)	(75,938)	(84,736)
Free Cash Flow (6)	$8,815	$21,679	$11,177	$(13,720)

See notes at the end of this earnings release.

MYR GROUP INC.
Unaudited Performance Measures and Reconciliation of Non-GAAP Measures
As of December 31, 2024, 2023 and 2022

(in thousands)	December 31, 2024	December 31, 2023

Reconciliation of Book Value to Tangible Book Value:
Book value (total shareholders' equity)	$600,360	$651,202
Goodwill and intangible assets	(188,674)	(200,469)
Tangible Book Value (8)	$411,686	$450,733

Reconciliation of Book Value per Period End Share to Tangible Book Value per Period End Share:
Book value per period end share	$37.10	$38.67
Goodwill and intangible assets per period end share	(11.66)	(11.90)
Tangible Book Value per Period End Share (9)	$25.44	$26.77

Calculation of Period End Shares:
Shares outstanding	16,122	16,684
Plus: common equivalents	59	155
Period End Shares (15)	16,181	16,839

(in thousands)	December 31, 2024	December 31, 2023	December 31, 2022

Reconciliation of Invested Capital to Shareholders Equity:
Book value (total shareholders' equity)	$600,360	$651,202	$560,200
Plus: total funded debt	74,381	36,241	40,553
Less: cash and cash equivalents	(3,464)	(24,899)	(51,040)
Invested Capital	$671,277	$662,544	$549,713
Average Invested Capital (16)	666,911	606,129
See notes at the end of this earnings release.

(1)Funded debt includes borrowings under our revolving credit facility and the outstanding balances of our outstanding equipment notes.
(2)These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance, our prospects for future performance and our ability to comply with certain material covenants as defined within our credit agreement, and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(3)EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. Certain material covenants contained within our credit agreement are based on EBITDA with certain additional adjustments, including our interest coverage ratio and leverage ratio, which we must comply with to avoid potential immediate repayment of amounts borrowed or additional fees to seek relief from our lenders. In addition, management considers EBITDA a useful measure because it provides MYR Group Inc. and its investors with an additional tool to compare MYR Group Inc. operating performance on a consistent basis by removing the impact of certain items that management believes to not directly reflect the Company’s core operations. Management further believes that EBITDA is useful to investors and other external users of MYR Group Inc. financial statements in evaluating the Company’s operating performance and cash flow because EBITDA is widely used by investors to measure a Company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, useful lives placed on assets, capital structure and the method by which assets were acquired.
(4)EBITDA per diluted share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(5)EBIA, net of taxes is defined as net income plus net interest plus amortization of intangible assets, less the tax impact of net interest and amortization of intangible assets. The tax impact of net interest and amortization of intangible assets is computed by multiplying net interest and amortization of intangible assets by the effective tax rate. Management uses EBIA, net of taxes, to measure our results exclusive of the impact of financing and amortization of intangible assets costs.
(6)Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income , cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(7)Book value per period end share is calculated by dividing total shareholders’ equity at the end of the period by the period end shares outstanding.
(8)Tangible book value is calculated by subtracting goodwill and intangible assets at the end of the period from shareholders’ equity at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or shareholders’ equity.
(9)Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(10)The funded debt to equity ratio is calculated by dividing total funded debt at the end of the period by total shareholders’ equity at the end of the period.
(11)Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(12)Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(13)Return on equity is calculated by dividing net income for the period by total shareholders’ equity at the beginning of the period.
(14)Return on invested capital is calculated by dividing EBIA, net of taxes, less any dividends, by average invested capital. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.
(15)Period end shares is calculated by adding average common stock equivalents for the quarter to the period end balance of common shares outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.
(16)Average invested capital is calculated by adding net funded debt (total funded debt less cash and marketable securities) to total shareholders’ equity and calculating the average of the beginning and ending of each period.